EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, (File #333-10053) of CET Services, Inc. of our report dated February 4, 2005, on the consolidated financial statements as of and for the year ended December 31, 2004, which appears on page F-1 of this annual report on Form 10-KSB for the year ended December 31, 2004.

GHP HORWATH, P.C.

Denver, Colorado
March 4, 2005